EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Westmoreland Coal Company:

We consent to the incorporation by reference in the registration statements (No. 2-90847, No. 33-33620, No. 333-56904, No. 333-66698, and No. 333-106852) on Form S-8 of Westmoreland Coal Company and subsidiaries of our reports dated March 24, 2006, except as to note 2, as to which the date is November 2, 2006, with respect to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule II, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K/A of Westmoreland Coal Company.

Our reports refer to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

Our report dated March 24, 2006, except as to the fourth, fifth, sixth and seventh paragraphs of management’s report on internal control over financial reporting (as restated), which are as of November 2, 2006, expresses our opinion that Westmoreland Coal Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management’s assessment as of December 31, 2005:

1.	Controls Over the Accounting for Income Taxes. Management’s review of the income tax provision was not operating effectively. This material weakness resulted in an overstatement of income tax expense and an understatement of deferred tax benefit and deferred tax assets.

2.	Controls Over the Accounting for Asset Retirement Obligations. Management’s procedures over the accounting for the estimated cost of future reclamation at one of its operations were not designed effectively. Specifically, the Company did not maintain adequate controls to review the inputs of costs into the spreadsheet used to calculate future reclamation costs and obligations. This material weakness resulted in an overstatement of the capitalized asset retirement costs and the asset retirement obligations.

Since the Company’s original 2005 Form 10-K was filed on March 31, 2006, the Company identified three additional material weaknesses in internal controls, as follows:

3.	Lack of Expertise in Accounting for Income Taxes. The Company lacks personnel with adequate expertise in accounting for income taxes in accordance with U.S. GAAP. This material weakness resulted in a material misstatement of the income tax benefit recorded in 2005, 2004 and 2003. As a result of this material misstatement, the Company restated its financial statements for 2005, 2004 and 2003, and each of the quarters in 2005 and 2004.

4.	Controls Over the Accounting for Revenue Recognition. Management’s policies and procedures regarding the review of the accounting treatment for payments received under coal sales contracts with its customers were not effective. Specifically, management did not maintain adequate controls to periodically review, at a sufficiently detailed level, the accounting treatment afforded amounts received under coal sales contracts. This material weakness resulted in a material overstatement of coal revenues and an overstatement of amortization of capitalized asset retirement costs. As a result of this material misstatement, the Company restated its financial statements for 2005, 2004 and 2003, and each of the quarters in 2005 and 2004.

5.	Controls over the Review of Financial Statements. The Company identified a deficiency in the design of internal control over financial reporting due to the absence of controls to ensure proper classification of balance sheet accounts. Specifically, management does not have sufficient policies and procedures in place to determine current and non-current classification of assets and liabilities. This material weakness resulted in a material overstatement of restricted cash and current assets. As a result of this material misstatement, the Company restated its consolidated balance sheet for December 31, 2005 and 2004.

KPMG LLP

Denver, Colorado
November 2, 2006

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